SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2008 (January 15, 2008)

AMBAC FINANCIAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer
identification no.)

One State Street Plaza, New York, New York 10004
(Address of principal executive offices) (Zip Code)

(212) 668-0340
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01      Entry into a Material Definitive Agreement.

     On January 17, 2008, Ambac Financial Group, Inc. (“Ambac”) and Ambac Assurance Corporation (collectively, the “Borrowers”), certain lenders and Citibank, N.A., as administrative agent (the “Administrative Agent”), entered into an amendment (the “Amendment No. 1”) to the First Amended and Restated Revolving Credit Agreement, dated as of July 30, 2007 (as amended, supplemented and otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”) among the Borrowers, the Administrative Agent, The Bank of New York and KeyBank, National Association, as co-syndication agents, HSBC Bank USA, N.A. and Wachovia Bank, National Association as co-documentation agents and Citigroup Global Markets Inc. as the sole lead arranger and sole book runner, and certain other financial institutions, as lenders.

     The Amendment No.1 amends Section 5.03(a) concerning minimum net assets and the definition of “Total Capital” set forth in Section 1.01 of the Credit Agreement by excluding net mark-to-market (losses) gains on credit derivative contracts with the exception of the Impairment Value with respect to such losses. In addition, the Amendment No.1 adds a definition of “Impairment Value” to Section 1.01.

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     (c) On January 15, 2008, in addition to appointing Michael A. Callen as Chairman of the Board and interim Chief Executive Officer of Ambac, the Board of Directors of Ambac appointed Michael A. Callen as interim President of Ambac, effective upon retirement of Mr. Genader on January 16, 2008. Mr. Callen will be receiving a base salary at an annualized rate of $650,000 per year.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: January 22, 2008
By: /s/ Anne Gill Kelly

Anne Gill Kelly
Managing Director, Corporate
Secretary and Assistant General
Counsel